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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
                              SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  HUNTINGTON VA FUNDS

Address of Principal Business Office (No. & Street, City, State, Zip Code):

     41 South High Street
     Columbus, Ohio  43287

Telephone Number (including area code):  (614) 480-3869

Name and address of agent for service of process:

     Ronald J. Corn                              Melanie Mayo West
     Huntington National Bank    Copy to:        Dykema Gossett PLLC
     41 South High Street                        1577 North Woodward Ave.
     Columbus, Ohio  43287                       Suite 300
                                                 Bloomfield Hills, MI  48304
Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X]  NO [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Columbus, and state of Ohio on the 23rd day of June, 1999.


                              HUNTINGTON VA FUNDS


                              By: /s/ John M. Shary
                                 -----------------------------------
                                 John M. Shary, Chairman and Trustee

Attest:


/s/ Stephanie S. Schleppi
--------------------------